Exhibit 10(iii)(A)8
LUCENT TECHNOLOGIES INC. 2003 LONG TERM INCENTIVE PROGRAM (“PLAN”)
PERFORMANCE AWARD AGREEMENT

Name	Lucent HRID

«First_Name» «Last_Name»	«HRID»

Performance Period	Issuance Date

October 1, 2005 through September 30, 2008	«Cash_LTIP_Issuance_Date»
     Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.
You have been granted, as of the Issuance Date set forth above, a Performance Award in the amount of <shares> Lucent Technologies Inc. (“Lucent”) common shares (“Shares”), par value $0.01 of Lucent if all target performance levels during the Performance Period are achieved ( the “Target Award”). The Performance Period for this Performance Award begins October 1, 2005 and ends September 30, 2008.
1.	Performance Award Amount. Except as provided below, distribution of Shares under this Performance Award, if any, will be made following the close of the Performance Period and on or before December 15, 2008. The Committee will determine the performance criteria that will apply to each fiscal year included in the Performance Period. The determination of whether, and to what extent, such criteria are satisfied, and the determination of the percentage, if any, of the Performance Award to be distributed to you, will be conclusively determined by the Committee. The actual Performance Award amount will be equal to the sum of each fiscal year amount where each fiscal year amount is calculated as follows:

A x T/N x C/M,

where:

A = Actual performance criteria percentage achieved for such fiscal year

T = Target Award amount in Shares subject to this Performance Award

N = Number of fiscal years in the Performance Period of this Performance Award

C = Number of calendar months (with any partial month considered as a full month) in such fiscal year during which you were eligible for this Performance Award in accordance with section 3 below

M = Number of calendar months covered by this Performance Award in such fiscal year

The Shares distributed for the third fiscal year of the Performance Period will be in the form of Restricted Stock Units, and will be subject to a one-year vesting period, commencing no later than December 15, 2008.

2.	Termination of Employment.
(a)	Except as provided below with respect to terminations of employment by reason of Company Action, death, Disability or Retirement, upon your termination of employment with Lucent for any reason prior to the day on which the Performance Award, if any, is distributed, this Performance Award will be immediately forfeited and canceled in its entirety. You will not be eligible for any distribution under this Performance Award.

(b)	In the event of the termination of your employment by reason of Company Action, death or Disability during the Performance Period, no month following the month of your Company Action, death or Disability will be considered an eligible month for purposes of Section 1 above. Your Performance Award, if any, will be distributed following the close of the fiscal year during which your termination of employment occurred, and you will not be eligible for any distribution under this Performance Award for any subsequent fiscal year remaining in the Performance Period.

(c)	In the event of the termination of your employment by reason of Retirement during the Performance Period, no month following the month of your Retirement will be considered an eligible month for purposes of Section 1 above. Your Performance Award, if any, will be distributed following the close of the Performance Period, and you will not be eligible for any distribution under this Performance Award for any subsequent fiscal year remaining in the Performance Period. If your employment terminates under circumstances constituting both a Company Action and Retirement, this Performance Award will follow the provisions under paragraph (b) above for termination of employment by reason of Company Action.

(d)	In the event you are placed on a company initiated leave of absence, as defined in the Officer Severance Policy, for reasons other than Cause, any months following the month of such event will not be considered eligible months for purposes of Sections 1 and 2. Your Performance Award, if any, for the fiscal year during which you are placed on a company initiated leave of absence, will be distributed in the amount of A x T/N x

C/M, as defined in Section 1, following the close of the fiscal year during which your leave of absence terminated, and you will not be eligible for any distribution under this Performance Award for any subsequent fiscal year remaining in the Performance Period.

(e)	In the event of the termination of your employment at any time for Cause or for unsatisfactory performance as determined in accordance with the Company’s policy, this Performance Award will be immediately forfeited and canceled in its entirety. You will not be eligible for any distribution under this Performance Award.

(f)	It shall not be considered a termination of your employment if you (i) transfer between Lucent and any Affiliate or (ii) are placed on an approved leave of absence. It shall be considered a termination of your employment if your employer ceases to be Lucent or an Affiliate, except in the event of a Change in Control or unless otherwise determined by the Committee.
3.	Eligibility for Performance Award.
(a)	To be eligible for this Performance Award, your job level with Lucent must be a job level that is eligible for this Performance Award. If you are demoted into a job level that is not eligible for this Performance Award, variable C (of section 1 above) will only include those months during which you held a job level that is eligible for this Performance Award.

(b)	Also for purposes of calculating your Performance Award, in the event you are issued a subsequent agreement covering the same Performance Period but with a different Target Award, your eligibility for the Target Award under this Performance Award Agreement will be in effect through the end of the month prior to the Issuance Date of the subsequent agreement for the Performance Period. The subsequent agreement for the Performance Period will be in effect as of the beginning of the month of its Issuance Date. Please note that the Target Award for the subsequent agreement may be greater than or less than the Target Award in this Performance Award Agreement. In any given month during the Performance Period, only one Performance Award Agreement will be in effect and the calculation in Section 1 of the Performance Award Agreement will only be based on one Target Award amount.
4.	Definitions.
(a)	Cause. “Cause” means:
(i)	Violation of Lucent’s code of conduct, Business Guideposts;

(ii)	Conviction (including a plea of guilty or nolo contendere) of a felony or any crime of theft, dishonesty or moral turpitude, or

(iii)	Gross omission or gross dereliction of any statutory or common law duty of loyalty to Lucent.
(b)	Company Action. “Company Action” means a Company or Subsidiary declared force management program, sale of a unit or portion of a unit, Company or Subsidiary initiated transfer of a Participant to a corporation, partnership, limited liability company or other business entity in which the Company has an equity interest and which does not constitute a Subsidiary or placement of the job function of a Participant with an outsourcing contractor.

(c)	Disability. “Disability” means termination of employment under circumstances where you qualify for and receive payments under a long-term disability pay plan maintained by Lucent or any Subsidiary or as required by or available under applicable local law.

(d)	Performance Period. “Performance Period” means the fiscal year period or periods covered by this Performance Award.

(e)	Retirement. “Retirement” means termination of employment with Lucent or any Subsidiary under any of the following circumstances or entitlements:
(i)	Service Pension under the Lucent Retirement Income Plan as defined in such plan;

(ii)	Similar pension under any comparable plan or arrangement with Lucent or a Subsidiary; or

(iii)	You are at least age 50 with a minimum of 15 years service with Lucent at the time of your termination of employment.
5.	No Right of Employment. Neither the Plan nor this Award shall be construed as giving you the right to be retained in the employ of Lucent or any Affiliate.

6.	Taxes. Lucent may withhold from any distribution or any payment hereunder, or require payment of, any taxes due in connection with this Award.

7.	Transferability. This Award may not be sold, assigned, transferred, pledged or otherwise encumbered. In the event of your death, amounts distributable to you hereunder shall be distributed to your estate, in which event neither Lucent nor any Affiliate shall have any further liability to anyone with respect to such amount.

8.	Determinations of the Committee. Any determinations or decisions made or actions taken arising out of or in connection with the interpretation and administration of this Award Agreement and the Plan by the Committee shall be final and conclusive.

9.	Regulatory Approvals. If the Senior Vice President — Human Resources or the Senior Vice President, General Counsel and Secretary of Lucent, or the successor of either of them, determines, on advice of counsel, that the consent or approval of any governmental or regulatory agency or authority is necessary or desirable as a condition of, or in connection with, this Performance Award, no portion of the Award may be payable until or unless such consent or approval shall have been effected or obtained. The foregoing shall not be construed as requiring any such registration, qualification, consent or approval.

10.	Governing Law. The validity, construction and effect of this Award Agreement shall be determined in accordance with the laws of the state of Delaware in the United States without giving effect to the principles of conflicts of laws.

11.	Amendments made by the Committee. This Award Agreement may be amended by the Committee, provided that no such amendment shall impair your rights hereunder without your consent. Notwithstanding any other provisions to the contrary herein, the Committee, if it determines in its sole discretion that it is necessary or desirable under the circumstances, may authorize the proration or early distribution (or a combination thereof) of the Performance Award in the case of termination of the Plan.

12.	Other Terms.
(a)	The Plan is discretionary in nature and Lucent may cancel or terminate it at any time. The grant of a Performance Award is a one-time benefit and does not create any contractual or other right to receive a grant of Performance Awards, or benefits or payments in lieu of Performance Awards in the future. Future grants, if any, will be at the sole discretion of Lucent, including, but not limited to, the timing of any grant, the Target Award, duration of Performance Period, and distribution provisions.

(b)	Your participation in the Plan is voluntary. The value of the Performance Award is an extraordinary item of compensation outside the scope of your employment contract, if any. As such, the Performance Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

(c)	This Award Agreement is subject to the provisions of Section 12 of the Plan, relating to Internal Revenue Code Section 162(m).

(d)	This Agreement shall be subject to such amendments or modifications as are determined by the Committee to be necessary or beneficial under the American Jobs Creation Act of 2004.

(e)	Lucent makes no representation as to the value of this Award or whether you will be able to realize any profit out of it.

(f)	By accepting this Award or deriving any benefit from it, you signify your understanding of its terms and conditions.

(g)	You understand that in order for Lucent to perform its requirements under the Plan, Lucent may process personal data and/or sensitive personal data about you. Such data includes, but it not limited to, your name, home address, telephone number, employee number, job title, tax related information and tax identification number (“Personal Data”). You hereby request, authorize, and direct your employer to furnish Lucent (and any agent of Lucent administering the Plan or providing plan record keeping services) with such Personal Data as it shall request in order to facilitate the grant of awards and administration of the Plan and you waive any data privacy rights you might have with respect to such information.

Lucent Technologies Inc.

Pamela O. Kimmet
SVP-Human Resources